Exhibit 99.1

NEWS RELEASE
Kaman Corporation
1332 Blue Hills Avenue Bloomfield, CT USA
P 860.243.7100 www.kaman.com

KAMAN REPORTS 2017 FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter Highlights:

•	Net sales increased 9.4% to $473.9 million

•	Net earnings of $13.8 million, 8.8% decrease from the prior year

•	Adjusted EBITDA* increased 40.3% to $54.0 million, 11.4% of net sales

•	Distribution operating margin of 4.4%, a 220 basis point increase from the prior year

•	Aerospace operating margin of 21.4%, a 230 basis point increase from the prior year

BLOOMFIELD, Conn. (February 27, 2018) - Kaman Corp. (NYSE:KAMN) today reported financial results for the fourth fiscal quarter and full year ended December 31, 2017.

Table 1. Summary of Financial Results (unaudited)
In thousands except per share amounts	For the Three Months Ended
	December 31, 2017	December 31, 2016	Change
Net sales:
Distribution	$263,000	$257,218	$5,782
Aerospace	210,916	175,844	35,072
Net sales	$473,916	$433,062	$40,854

Operating income:
Distribution	$11,485	$5,711	$5,774
% of sales	4.4%	2.2%	2.2%
Aerospace	45,153	33,631	11,522
% of sales	21.4%	19.1%	2.3%
Net gain (loss) on sale of assets	39	(1)	40
Corporate expense	(14,400)	(12,677)	(1,723)
Operating income	$42,277	$26,664	$15,613

Adjusted EBITDA*:
Net earnings	$13,797	$15,127	$(1,330)
Adjustments	40,155	23,316	16,839
Adjusted EBITDA*	$53,952	$38,443	$15,509
% of sales	11.4%	8.9%	2.5%

Earnings per share:
Diluted earnings per share	$0.49	$0.53	$(0.04)
Adjustments	0.37	0.03	0.34
Adjusted Diluted Earnings per Share*	$0.86	$0.56	$0.30

Neal J. Keating, Chairman, President and Chief Executive Officer, commented, “Performance for the fourth quarter and full year demonstrates the strong execution on our key Aerospace programs and the ability to drive operating profit growth at Distribution. Net earnings for the quarter were lower than the prior year, primarily due to a $9.7 million charge resulting from tax reform and $1.1 million of pre-tax restructuring and severance costs; however, Adjusted EBITDA* increased 40.3% to $54.0 million, 11.4% of Net Sales.

Distribution sales in the fourth quarter were up 2.2%, or 0.6% on a sales per sales day* basis, with operating margins up 220 basis points, to 4.4%. For the year, sales declined 2.3% to $1.081 billion; however, operating profit increased 25.4% to $52.5 million. Sales per Sales Day* turned positive in November, a trend which has continued into 2018, where year-to-date Sales per Sales Day* are up more than 5.0% through February. Additionally, we have been successful in securing a number of national accounts, the largest of which was signed in the first quarter of 2018. We have begun the process of transitioning these accounts and expect the contribution to our top line performance to increase as we move through the year. These trends give us confidence in our ability to achieve our outlook as we enter 2018.

Aerospace performance in the quarter was highlighted by a continued sequential sales increase for our specialty bearings products, as well as the delivery of more than 13,000 joint programmable fuzes, leading to almost 36,000 fuze deliveries in the year. Our Aerospace team delivered operating margin performance of 21.4%, or 21.5% adjusted*, an increase of 230 bps over the fourth quarter of 2016.

Entering 2018, prospects for both segments remain strong. At Distribution, the team is working to drive sales growth across the platforms, while maintaining the improvements we have made in operating profit performance. At Aerospace, growth for our specialty bearings products will continue into 2018 and we have recently received initial orders for the Combat Rescue Helicopter, a continuation of our long standing relationship with Sikorsky. In addition, we have secured more than $425 million in JPF orders, led by the $324 million DCS award announced in January, creating record backlog for this program. We anticipate additional orders from the USG on Option 14, and look forward to the opportunity to continue our relationship with the USG under Options 15 and 16. The opportunities for this program remain strong and we are encouraged by its longer term prospects.”

Chief Financial Officer, Robert D. Starr, commented, "The sequential improvements we anticipated in 2017 continued into the fourth quarter, where we delivered diluted earnings per share of $0.49, or $0.86 adjusted. Earnings for the quarter were driven by a 9.9% increase in gross profit to $148.8 million, resulting in a record gross margin of 31.4%. The passage of the tax reform in late 2017 required us to revalue our deferred tax positions resulting in a reduction to our net deferred tax asset position of approximately $9.7 million, or $0.35 per diluted share. While we incurred a charge in 2017, we anticipate future benefits from tax reform due to the reduction in our corporate tax rate, which for 2018 is anticipated to be in the range of 25.5% to 26.5%, inclusive of state and local taxes.

Moving to our outlook for 2018, we expect Aerospace sales to be up 4.0% to 8.0%, with operating margins in the range of 15.5% to 16.0%, or 16.2% to 16.7% when adjusted* for restructuring and transition costs. Operating margin performance is expected to be lower in 2018 due in part to the mix of JPF deliveries and the shift of restructuring costs out of 2017 into 2018. At Distribution, we expect sales growth of 2.0% to 6.0%, with operating margins in the range of 5.1% to 5.4%.

Previously we have discussed the actions we took to freeze our pension plan, and, over time, these actions have resulted in lower pension expense. For 2018, we anticipate a net benefit of $6.6 million associated with our pension plan compared to a net pension expense of $1.0 million in 2017. Prior to 2018, this benefit would have been included in the calculation of operating income; however, due to the adoption of a new accounting standard, we are required to reclassify a portion of this benefit below operating income. As a result, $4.9 million of pension expense will be included in calculation of operating income, while an $11.5 million pension benefit will be reclassified below operating income. It is important to note that had the treatment of this benefit been consistent with the prior year presentation, we would have expected our outlook for Aerospace and Distribution operating margins to increase by 90 basis points and 30 basis points, respectively.

In addition, with the adoption of the new revenue recognition standard on January 1, 2018, we have evaluated the anticipated impact on our outlook for the year. Based on our analysis, the adoption of the new standard will shift the timing of recognition of revenue for certain programs from the point of delivery to a cost-to-cost basis; while other programs will change from cost-to-cost recognition to the point of delivery. The most significant program level changes resulting from the adoption are associated with our K-MAX® Commercial Helicopter program, Joint Programmable Fuze USG program and UH-60 and AH-1Z structures programs. In 2018, the net impact of the new revenue standard for Aerospace is a sales increase in the range of $15.0 million to $25.0 million and an operating income increase in the range of $7.0 million to $9.0 million.

Despite the changes in timing for the recognition of revenue, the new standard does not change the timing of cash receipts or payments. In 2017 we generated cash flows from operations of $79.9 million, leading to Free Cash Flow* for the year of $52.3 million. During the fourth quarter a number of deliveries occurred later than we had previously anticipated, shifting cash receipts into 2018. With the shift of these cash receipts, the receipt of advances on our JPF DCS contract, and improved performance in the underlying business, we anticipate cash flows from operations of $185.0 million to $210.0 million, or Free Cash Flow* of $150.0 million to $175.0 million for 2018."

2018 Outlook
Our 2018 outlook is as follows:

•	Distribution:

◦	Sales of $1,100.0 million to $1,150.0 million

◦	Operating margins of 5.1% to 5.4%

◦	Depreciation and amortization expense of approximately $15.0 million

•	Aerospace:

◦	Sales of $750.0 million to $780.0 million

◦	Operating margins of 15.5% to 16.0%, or 16.2% to 16.7% when adjusted* for approximately $5.5 million in anticipated restructuring and transition costs

◦	Depreciation and amortization expense of approximately $24.0 million

•	Interest expense of approximately $20.0 million

•	Corporate expenses of approximately $59.0 million

•	Net periodic pension benefit of approximately $11.5 million

•	Estimated annualized tax rate in the range of approximately 25.5% to 26.5%

•	Consolidated depreciation and amortization expense of approximately $43.0 million

•	Capital expenditures of approximately $35.0 million

•	Cash flows from operations in the range of $185.0 million to $210.0 million; Free Cash Flow* in the range of $150.0 million to $175.0 million

•	Weighted average diluted shares outstanding of 28.0 million

Please see the MD&A section of the Company's Form 10-K filed with the Securities and Exchange Commission concurrently with the issuance of this release for greater detail on our results and various company programs.

A conference call has been scheduled for tomorrow, February 28, 2018, at 8:30 AM ET. Listeners may access the call live by telephone at (844) 473-0975 and from outside the U.S. at (562) 350-0826 using the Conference ID: 4173569; or, via the Internet at www.kaman.com. A replay will also be available two hours after the call and can be accessed at (855) 859-2056 or (404) 537-3406 using the Conference ID: 4173569. In its discussion, management may reference certain non-GAAP financial measures related to company performance. A reconciliation of that information to the most directly comparable GAAP measures is provided in this release. In addition, a supplemental presentation relating to the fourth quarter and full year 2017 results will be posted to the Company’s website immediately prior to the earnings call at http://www.kaman.com/investors/presentations.

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of  our SH-2G Super Seasprite maritime helicopters; manufacture and support of our K-MAX® manned and unmanned medium-to-heavy lift helicopters; and engineering design, analysis and certification services.  The company is a leading distributor of industrial parts, and operates approximately 220 customer service centers including five distribution centers across the U.S. and Puerto Rico. Kaman offers more than five million items including electro-mechanical products, bearings, power transmission, motion control and electrical and fluid power components, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management. More information is available at www.kaman.com.

Table 2. Summary of Segment Information (in thousands) (unaudited)
	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales:
Distribution	$263,000	$257,218	$1,080,965	$1,106,322
Aerospace	210,916	175,844	724,944	702,054
Net sales	$473,916	$433,062	$1,805,909	$1,808,376

Operating income:
Distribution	$11,485	$5,711	$52,482	$41,859
Aerospace	45,153	33,631	119,889	115,005
Net gain (loss) on sale of assets	39	(1)	256	(11)
Corporate expense	(14,400)	(12,677)	(58,452)	(50,930)
Operating income	$42,277	$26,664	$114,175	$105,923

Table 3. Depreciation and Amortization by Segment (in thousands) (unaudited)
	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Depreciation and Amortization:
Distribution	$3,548	$3,980	$15,083	$16,107
Aerospace	6,128	5,889	23,717	23,584
Corporate	876	941	3,671	3,702
Consolidated Total	$10,552	$10,810	$42,471	$43,393

Non-GAAP Measures Disclosure

Management believes that the Non-GAAP (Generally Accepted Accounting Principles) financial measures indicated by an asterisk (*) used in this release or in other disclosures provide important perspectives into the Company's ongoing business performance. The Company does not intend for the information to be considered in isolation or as a substitute for the related GAAP measures. Other companies may define the measures differently. We define the Non-GAAP measures used in this report and other disclosures as follows:

Organic Sales - Organic Sales is defined as "Net Sales" less sales derived from acquisitions completed during the preceding twelve months. We believe that this measure provides management and investors with a more complete understanding of underlying operating results and trends of established, ongoing operations by excluding the effect of acquisitions, which can obscure underlying trends. We also believe that presenting Organic Sales separately for our segments provides management and investors with useful information about the trends impacting our segments and enables a more direct comparison to other businesses and companies in similar industries. Management recognizes that the term "Organic Sales" may be interpreted differently by other companies and under different circumstances. No other adjustments were made during the three-month and twelve-month fiscal periods ended December 31, 2017, and December 31, 2016. The following table illustrates the calculation of Organic Sales using the GAAP measure, "Net Sales".

Table 4. Organic Sales (in thousands) (unaudited)
	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Distribution
Net sales	$263,000	$257,218	$1,080,965	$1,106,322
Acquisition Sales	—	490	—	5,171
Organic Sales	$263,000	$256,728	$1,080,965	$1,101,151
Aerospace
Net sales	$210,916	$175,844	$724,944	$702,054
Acquisition Sales	—	10,065	—	63,483
Organic Sales	$210,916	$165,779	$724,944	$638,571
Consolidated
Net sales	$473,916	$433,062	$1,805,909	$1,808,376
Acquisition Sales	—	10,555	—	68,654
Organic Sales	$473,916	$422,507	$1,805,909	$1,739,722

Organic Sales per Sales Day - Organic Sales per Sales Day is defined as GAAP "Net sales of the Distribution segment" less sales derived from acquisitions completed during the preceding twelve months divided by the number of Sales Days in a given period. Sales days ("Sales Days") are the days that the Distribution segment's branch locations were open for business and exclude weekends and holidays. Management believes Organic Sales per

Sales Day provides an important perspective on how net sales may be impacted by the number of days the segment is open for business and provides a basis for comparing periods in which the number of Sales Days differs.

The following table illustrates the calculation of Organic Sales per Sales Day using “Net sales: Distribution” from the “Segment and Geographic Information” footnote in the “Notes to Consolidated Financial Statements” included in the Company's Form 10-K filed with the Securities and Exchange Commission on February 27, 2018. Sales from acquisitions are classified as organic beginning with the thirteenth month following the acquisition. Prior period information is adjusted to reflect acquisition sales for that period as organic sales when calculating the change in Organic Sales per Sales Day.

Table 5. Distribution - Organic Sales Per Sales Day (in thousands, except days) (unaudited)		For the Three Months Ended		For the Twelve Months Ended
		December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Current period
Net sales		$263,000	$257,218	$1,080,965	$1,106,322
Acquisition sales		—	490	—	5,171
Organic sales		263,000	256,728	1,080,965	1,101,151
Sales days		62	61	252	253
Organic Sales per Sales Day for the current period	a	$4,242	$4,209	$4,290	$4,352

Prior period
Net sales from the prior year		$257,218	$265,706	$1,106,322	$1,177,539
Sales days from the prior year		61	60	253	253
Sales per sales day from the prior year	b	$4,217	$4,428	$4,373	$4,654

% change	(a-b)÷b	0.6%	(4.9)%	(1.9)%	(6.5)%

Table 6. Distribution - Sales Days
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Distribution Sales Days
2018 Sales Days by quarter	64	64	63	62
2017 Sales Days by quarter	64	64	62	62
2016 Sales Days by quarter	65	64	63	61

Adjusted EBITDA - During the third quarter of 2017, we modified our definition of Adjusted EBITDA to eliminate items that are not indicative of the operating performance of the Company's segments or corporate function for the periods presented. Management believes this modification to the definition of Adjusted EBITDA will provide greater consistency with the other Non-GAAP measures used by the Company, specifically, Adjusted Operating Income, Adjusted Net Earnings and Adjusted Diluted Earnings Per Share. As modified, Adjusted EBITDA is defined as net earnings before interest, taxes, other expense (income), net, depreciation and amortization and certain items that are not indicative of the operating performance of the Company's segments or corporate function for the period presented. Adjusted EBITDA differs from net earnings, as calculated in accordance with GAAP, in that it excludes interest expense, net, income tax expense, depreciation and amortization, other expense (income), net and certain items that are not indicative of the operating performance of the Company's segments or corporate function for the period presented. We have made numerous investments in our business, such as acquisitions and capital expenditures, including facility improvements, new machinery and equipment, improvements to our information technology infrastructure and new ERP systems, which we have adjusted for in

Adjusted EBITDA. Adjusted EBITDA also does not give effect to cash used for debt service requirements and thus does not reflect funds available for distributions, reinvestments or other discretionary uses. Management believes Adjusted EBITDA provides an additional perspective on the operating results of the organization and its earnings capacity and helps improve the comparability of our results between periods because it provides a view of our operations that excludes items that management believes are not reflective of operating performance, such as items traditionally removed from net earnings in the calculation of EBITDA as well as Other expense (income), net and certain items that are not indicative of the operating performance of the Company's segments or corporate function for the period presented. Adjusted EBITDA is not presented as an alternative measure of operating performance, as determined in accordance with GAAP. No other adjustments were made during the year ended December 31, 2017, and December 31, 2016. Prior period amounts have been adjusted to conform to our revised definition. The following table illustrates the calculation of Adjusted EBITDA using GAAP measures:

Table 7. Adjusted EBITDA (in thousands) (unaudited)
	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Adjusted EBITDA
Consolidated Results
Sales	$473,916	$433,062	$1,805,909	$1,808,376

Net earnings	$13,797	$15,127	$49,826	$58,854

Interest expense, net	$5,035	$3,787	$20,581	$15,747
Income tax expense	23,518	7,521	44,552	30,850
Other expense (income), net	(73)	229	(784)	472
Depreciation and amortization	10,552	10,810	42,471	43,393
Other Adjustments:
Acquisition transaction and integration costs	—	295	—	5,145
Senior executive separation costs	768	—	2,882	—
CAS 413 pension closeout	—	333	—	333
Restructuring and severance costs	355	341	2,855	1,032
Adjustments	$40,155	$23,316	$112,557	$96,972

Adjusted EBITDA	$53,952	$38,443	$162,383	$155,826
Adjusted EBITDA margin	11.4%	8.9%	9.0%	8.6%

Free Cash Flow - Free Cash Flow is defined as GAAP “Net cash provided by (used in) operating activities” in a period less “Expenditures for property, plant & equipment” in the same period. Management believes Free Cash Flow provides an important perspective on our ability to generate cash from our business operations and, as such, that it is an important financial measure for use in evaluating the Company's financial performance. Free Cash Flow should not be viewed as representing the residual cash flow available for discretionary expenditures such as dividends to shareholders or acquisitions, as it may exclude certain mandatory expenditures such as repayment of maturing debt and other contractual obligations. Management uses Free Cash Flow internally to assess overall liquidity. The following table illustrates the calculation of Free Cash Flow using “Net cash provided by (used in) operating activities” and “Expenditures for property, plant & equipment”, GAAP measures from the Condensed Consolidated Statements of Cash Flows included in this release.

Table 8. Free Cash Flow (in thousands) (unaudited)
	For the Twelve Months Ended	For the Nine Months Ended	For the Three Months Ended
	December 31, 2017	September 29, 2017	December 31, 2017
Net cash (used in) provided by operating activities	$79,885	$43,834	$36,051
Expenditures for property, plant & equipment	(27,631)	(19,874)	(7,757)
Free Cash Flow	$52,254	$23,960	$28,294

Table 9. Free Cash Flow - 2018 Outlook (in millions)	2018 Outlook
Free Cash Flow:
Net cash provided by operating activities	$185.0	to	$210.0
Less: Expenditures for property, plant and equipment	(35.0)	to	(35.0)
Free Cash Flow	$150.0	to	$175.0

Debt to Capitalization Ratio - Debt to Capitalization Ratio is calculated by dividing debt by capitalization. Debt is defined as GAAP “Current portion of long-term debt” plus “Long-term debt, excluding current portion”. Capitalization is defined as Debt plus GAAP “Total shareholders' equity” and "Temporary equity". Management believes that Debt to Capitalization Ratio is a measurement of financial leverage and provides an insight into the financial structure of the Company and its financial strength. The following table illustrates the calculation of Debt to Capitalization Ratio using GAAP measures from the Condensed Consolidated Balance Sheets included in this release.

Table 10. Debt to Capitalization Ratio (in thousands) (unaudited)
	December 31, 2017	December 31, 2016
Current portion of long-term debt, net of debt issuance costs	$7,500	$119,548
Long-term debt, excluding current portion, net of debt issuance costs	391,651	296,598
Debt	$399,151	$416,146
Temporary equity, convertible notes	—	1,797
Total shareholders' equity	635,656	565,787
Capitalization	$1,034,807	$983,730
Debt to Capitalization Ratio	38.6%	42.3%

Adjusted Net Earnings and Adjusted Diluted Earnings Per Share - Adjusted Net Earnings and Adjusted Diluted Earnings per Share are defined as GAAP "Net earnings" and "Diluted earnings per share", less items that are not indicative of the operating performance of the business for the periods presented. These items are included in the reconciliation below. Management uses Adjusted Net Earnings and Adjusted Diluted Earnings per Share to evaluate performance period over period, to analyze the underlying trends in our business and to assess its performance relative to its competitors. We believe that this information is useful for investors and financial institutions seeking to analyze and compare companies on the basis of operating performance.

The following table illustrates the calculation of Adjusted Net Earnings and Adjusted Diluted Earnings per Share using “Net earnings” and “Diluted earnings per share” from the “Consolidated Statements of Operations” included in the Company's Form 10-K filed with the Securities and Exchange Commission on February 27, 2018.

Table 11. Adjusted Net Earnings and Adjusted Diluted Earnings per Share
(In thousands except per share amounts) (unaudited)
	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Adjustments to Net Earnings, pre tax
Acquisition transaction and integration costs	$—	$295	$—	$5,145
CAS 413 Pension Closeout	—	333	—	333
Restructuring and severance costs at Distribution	194	341	194	1,032
Senior executive separation costs	768	—	2,882	—
Restructuring and severance costs at Aerospace	161	—	2,661	—
Adjustments, pre tax	$1,123	$969	$5,737	$6,510

Tax Effect of Adjustments to Net Earnings
Acquisition transaction and integration costs	$—	$103	$—	$1,801
CAS 413 Pension Closeout	—	117	—	117
Restructuring and severance costs at Distribution	68	119	68	361
Senior executive separation costs	269	—	1,009	—
Restructuring and severance costs at Aerospace	56	—	931	—
Tax effect of Adjustments	$393	$339	$2,008	$2,279

Adjustments to Net Earnings, net of tax
GAAP Net earnings, as reported	$13,797	$15,127	$49,826	$58,854
Acquisition transaction and integration costs	—	192	—	3,344
CAS 413 Pension Closeout	—	216	—	216
Restructuring and severance costs at Distribution	126	222	126	671
Senior executive separation costs	499	—	1,873	—
Restructuring and severance costs at Aerospace	105	—	1,730	—
Tax expense associated with the revaluation of U.S deferred tax assets due to tax reform	9,733	—	9,733	—
Adjusted Net Earnings	$24,260	$15,757	$63,288	$63,085

Calculation of Adjusted Diluted Earnings per Share
GAAP diluted earnings per share	$0.49	$0.53	$1.75	$2.10
Acquisition transaction and integration costs	—	0.01	—	0.12
CAS 413 Pension Closeout	—	0.01	—	0.01
Restructuring and severance costs at Distribution	—	0.01	—	0.02
Senior executive separation costs	0.02	—	0.07	—
Restructuring and severance costs at Aerospace	—	—	0.06	—
Tax expense associated with the revaluation of U.S deferred tax assets due to tax reform	0.35	—	0.35	—
Adjusted Diluted Earnings per Share	$0.86	$0.56	$2.23	$2.25

Diluted weighted average shares outstanding	28,172	28,460	28,418	28,072

Adjusted Net Sales and Adjusted Operating Income - Adjusted Net Sales is defined as net sales, less items not indicative of normal sales, such as revenue recorded related to the settlement of claims. Adjusted Operating Income is defined as operating income, less items that are not indicative of the operating performance of the Company's segments or corporate function for the period presented. These items are included in the reconciliation below. Management uses Adjusted Net Sales and Adjusted Operating Income to evaluate performance period over period, to analyze underlying trends in our segments and corporate function and to assess their performance relative to their competitors. We believe that this information is useful for investors and financial institutions seeking to analyze and compare companies on the basis of operating performance. The following table illustrates the calculation of Adjusted Operating Income using information found in Note 18, Segment and Geographic Information, to the Consolidated Financial Statements included in the Company's Form 10-K filed with the Securities and Exchange Commission on February 27, 2018.

Table 12. Adjusted Net Sales and Adjusted Operating Income
(In thousands) (unaudited)
	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
DISTRIBUTION SEGMENT OPERATING INCOME:
Net Sales	$263,000	$257,218	$1,080,965	$1,106,322
GAAP Operating income - Distribution segment	$11,485	$5,711	$52,482	$41,859
% of GAAP net sales	4.4%	2.2%	4.9%	3.8%
Restructuring and severance costs at Distribution	194	341	194	1,032
Adjusted Operating Income - Distribution segment	$11,679	$6,052	$52,676	$42,891
% of net sales	4.4%	2.4%	4.9%	3.9%
AEROSPACE SEGMENT OPERATING INCOME:
Net Sales	$210,916	$175,844	$724,944	$702,054
Adjustments	—	—	—	4,300
Adjusted Net Sales	$210,916	$175,844	$724,944	$697,754
GAAP Operating income - Aerospace segment	$45,153	$33,631	$119,889	$115,005
% of GAAP net sales	21.4%	19.1%	16.5%	16.4%
% of Adj. net sales	21.4%	19.1%	16.5%	16.5%
Acquisition transaction and integration costs	—	295	—	5,145
Restructuring and severance costs	161	—	2,661	—
Adjusted Operating Income - Aerospace segment	$45,314	$33,926	$122,550	$120,150
% of GAAP net sales	21.5%	19.3%	16.9%	17.1%
% of Adj. net sales	21.5%	19.3%	16.9%	17.2%
CORPORATE EXPENSE:
GAAP Corporate Expense	$(14,400)	$(12,677)	$(58,452)	$(50,930)
CAS 413 Pension Closeout	—	333	—	333
Senior executive separation costs	768	—	2,882	—
Adjusted Corporate Expense	$(13,632)	$(12,344)	$(55,570)	$(50,597)
CONSOLIDATED OPERATING INCOME:
Net Sales	$473,916	$433,062	$1,805,909	$1,808,376
Adjustments	—	—	—	4,300
Adjusted Net Sales	$473,916	$433,062	$1,805,909	$1,804,076
GAAP - Operating income	$42,277	$26,664	$114,175	$105,923

% of GAAP net sales	8.9%	6.2%	6.3%	5.9%
% of Adj. net sales	8.9%	6.2%	6.3%	5.9%
CAS 413 Pension Closeout	—	333	—	333
Acquisition transaction and integration costs	—	295	—	5,145
Restructuring and severance costs at Distribution	194	341	194	1,032
Senior executive separation costs	768	—	2,882	—
Restructuring and severance costs at Aerospace	161	—	2,661	—
Adjusted Operating Income	$43,400	$27,633	$119,912	$112,433
% of GAAP net sales	9.2%	6.4%	6.6%	6.2%
% of Adj. net sales	9.2%	6.4%	6.6%	6.2%

The following table reconciles our GAAP operating margin outlook for Aerospace for 2018 to our Adjusted Operating Margin outlook for Aerospace for 2018:

Table 13. Adjusted Operating Income - Outlook
	2018 Outlook
Adjusted Operating Income - Outlook	Low End of Range		High End of Range
Aerospace
Net Sales - Outlook	$750.0	to	$780.0

Operating income - Outlook	116.0	to	124.8
GAAP operating margin - outlook	15.5%	to	16.0%
Restructuring and transition costs	5.5	to	5.5
Restructuring and transition costs as a percentage of sales	0.7%	to	0.7%
Adjusted Operating Income - Outlook	$121.5	to	$130.3
Adjusted Operating Margin - Outlook	16.2%	to	16.7%

FORWARD-LOOKING STATEMENTS

This release contains "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements also may be included in other publicly available documents issued by the Company and in oral statements made by our officers and representatives from time to time. These forward-looking statements are intended to provide management's current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. They can be identified by the use of words such as "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "would," "could," "will" and other words of similar meaning in connection with a discussion of future operating or financial performance. Examples of forward looking statements include, among others, statements relating to future sales, earnings, cash flows, results of operations, uses of cash and other measures of financial performance.

Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and other factors that may cause the Company's actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements. Such risks, uncertainties and other factors include, among others: (i) changes in domestic and foreign economic and competitive conditions in markets served by the Company, particularly the defense, commercial aviation and industrial production markets; (ii) changes in government and customer priorities and requirements (including cost-cutting initiatives, government and customer shut-downs, the potential deferral of awards, terminations or reductions of expenditures to respond to the priorities of Congress and the Administration, or budgetary cuts resulting from Congressional actions or automatic sequestration); (iii) changes in geopolitical conditions in countries where the Company does or intends to do business; (iv) the successful conclusion of competitions for government programs (including new, follow-on and successor programs) and thereafter successful contract negotiations with government authorities (both foreign and domestic) for the terms and conditions of the programs; (v) the timely receipt of any necessary export approvals and/or other licenses or authorizations from the U.S. Government; (vi) timely satisfaction or fulfillment of material contractual conditions precedents in customer purchase orders, contracts, or similar arrangements; (vii) the existence of standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; (viii) the successful resolution of government inquiries or investigations relating to our businesses and programs; (ix) risks and uncertainties associated with the successful implementation and ramp up of significant new programs, including the ability to manufacture the products to the detailed specifications required and recover start-up costs and other investments in the programs; (x) potential difficulties associated with variable acceptance test results, given sensitive production materials and extreme test parameters; (xi) the receipt and successful execution of production orders under the Company's existing U.S. government JPF contract, including the exercise of all contract options and receipt of orders from allied militaries, but excluding any next generation programmable fuze programs, as all have been assumed in connection with goodwill impairment evaluations; (xii) the continued support of the existing K-MAX® helicopter fleet, including sale of existing K-MAX® spare parts inventory and the receipt of orders for new aircraft sufficient to recover our investment in the restart of the K-MAX® production line; (xiii) the accuracy of current cost estimates associated with environmental remediation activities; (xiv) the profitable integration of acquired businesses into the Company's operations; (xv) the ability to implement our ERP systems in a cost-effective and efficient manner, limiting disruption to our business, and allowing us to capture their planned benefits while maintaining an adequate internal control environment; (xvi) changes in supplier sales or vendor incentive policies; (xvii) the effects of price increases or decreases; (xviii) the effects of pension regulations, pension plan assumptions, pension plan asset performance, future contributions and the pension freeze, including the ultimate determination of the U.S. Government's share of any pension curtailment adjustment calculated in accordance with CAS 413; (xix) future levels of indebtedness and capital expenditures; (xx) the continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs for such items; (xxi) the effects of currency exchange rates and foreign competition on future operations; (xxii) changes in laws and regulations, taxes, interest rates, inflation rates and general business conditions; (xxiii) the effects, if any, of the UK's exit from the EU; (xxiv) future repurchases and/or issuances of common stock; (xxv) the occurrence of unanticipated restructuring costs or the failure to realize anticipated savings or benefits from past or future expense reduction actions; and (xxvi) other risks and uncertainties set forth herein and in our 2017 Form 10-K.

Any forward-looking information provided in this release should be considered with these factors in mind. We assume no obligation to update any forward-looking statements contained in this report.
###
Contact: James Coogan
V.P., Investor Relations
(860) 243-6342
James.Coogan@kaman.com

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Net sales	$473,916	$433,062	$1,805,909	$1,808,376
Cost of sales	325,158	297,656	1,258,437	1,259,284
Gross profit	148,758	135,406	547,472	549,092
Selling, general and administrative expenses	106,359	108,400	430,892	442,126
Restructuring costs	161	341	2,661	1,032
Net (gain) loss on sale of assets	(39)	1	(256)	11
Operating income	42,277	26,664	114,175	105,923
Interest expense, net	5,035	3,787	20,581	15,747
Other (income) expense, net	(73)	229	(784)	472
Earnings before income taxes	37,315	22,648	94,378	89,704
Income tax expense	23,518	7,521	44,552	30,850
Net earnings	$13,797	$15,127	$49,826	$58,854

Earnings per share:
Basic earnings per share	$0.50	$0.56	$1.80	$2.17
Diluted earnings per share	$0.49	$0.53	$1.75	$2.10
Weighted average shares outstanding:
Basic	27,837	27,138	27,611	27,107
Diluted	28,172	28,460	28,418	28,072
Dividends declared per share	$0.20	$0.18	$0.80	$0.72

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (unaudited)

	December 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$36,904	$41,205
Accounts receivable, net	313,451	230,864
Inventories	367,437	393,814
Income tax refunds receivable	2,889	6,065
Other current assets	27,188	26,605
Total current assets	747,869	698,553
Property, plant and equipment, net of accumulated depreciation of $252,611 and $226,366, respectively	185,452	176,521
Goodwill	351,717	337,894
Other intangible assets, net	117,118	126,444
Deferred income taxes	27,603	59,373
Other assets	25,693	27,501
Total assets	$1,455,452	$1,426,286
Liabilities and Shareholders’ Equity
Current liabilities:
Current portion of long-term debt	$7,500	$119,548
Accounts payable – trade	127,591	116,663
Accrued salaries and wages	48,352	43,165
Advances on contracts	8,527	13,356
Income taxes payable	1,517	1,165
Other current liabilities	52,812	59,989
Total current liabilities	246,299	353,886
Long-term debt, excluding current portion	391,651	296,598
Deferred income taxes	8,024	6,875
Underfunded pension	126,924	156,427
Other long-term liabilities	46,898	44,916
Commitments and contingencies (Note 15)
Temporary equity, convertible notes	—	1,797
Shareholders’ equity:
Preferred stock, $1 par value, 200,000 shares authorized; none outstanding	—	—
Common stock, $1 par value, 50,000,000 shares authorized; voting; 29,141,467 and 28,162,497 shares issued, respectively	29,141	28,162
Additional paid-in capital	185,332	171,162
Retained earnings	587,877	560,200
Accumulated other comprehensive income (loss)	(115,814)	(156,393)
Less 1,325,975 and 1,054,364 shares of common stock, respectively, held in treasury, at cost	(50,880)	(37,344)
Total shareholders’ equity	635,656	565,787
Total liabilities and shareholders’ equity	$1,455,452	$1,426,286

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands) (unaudited)

	For the Twelve Months Ended
	December 31, 2017	December 31, 2016
Cash flows from operating activities:
Net earnings	$49,826	$58,854
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	42,471	43,393
Amortization of debt issuance costs	2,014	1,536
Accretion of convertible notes discount	3,410	2,144
Provision for doubtful accounts	1,094	2,635
Net (gain) loss on sale of assets	(256)	11
Loss on debt extinguishment	137	—
Net (gain) loss on derivative instruments	(1,126)	1,007
Stock compensation expense	5,956	5,686
Deferred income taxes	24,555	7,928
Changes in assets and liabilities, excluding effects of acquisitions/divestitures:
Accounts receivable	(77,560)	(778)
Inventories	31,095	(11,891)
Income tax refunds receivable	3,180	(2,474)
Other current assets	1,747	4,859
Accounts payable - trade	10,164	693
Accrued contract losses	(957)	745
Accrued restructuring costs	1,122	(1,029)
Advances on contracts	(4,829)	2,082
Other current liabilities	(366)	2,078
Income taxes payable	212	351
Pension liabilities	(11,318)	(9,087)
Other long-term liabilities	(686)	(1,036)
Net cash provided by operating activities	79,885	107,707
Cash flows from investing activities:
Proceeds from sale of assets	618	201
Expenditures for property, plant & equipment	(27,631)	(29,777)
Acquisition of businesses including earn out adjustments, net of cash acquired	(1,365)	(6,631)
Other, net	(3,457)	(1,376)
Cash used in investing activities	(31,835)	(37,583)
Cash flows from financing activities:
Net (repayments) borrowings under revolving credit agreements	(75,988)	(15,147)
Debt repayment	(6,875)	(5,000)
Proceeds from issuance of 2024 convertible notes	200,000	—
Repayment of 2017 convertible notes	(175,151)	—
Purchase of capped call - 2024 convertible notes	(20,500)	—
Proceeds from bond hedge settlement - 2017 convertible notes	58,564	—
Bank overdraft	(1,146)	275
Proceeds from exercise of employee stock awards	7,370	9,533
Purchase of treasury shares	(11,552)	(13,792)
Dividends paid	(21,462)	(19,510)
Debt and equity issuance costs	(7,473)	—
Other	(523)	(318)
Cash used in financing activities	(54,736)	(43,959)
Net (decrease) increase in cash and cash equivalents	(6,686)	26,165
Effect of exchange rate changes on cash and cash equivalents	2,385	(1,422)
Cash and cash equivalents at beginning of period	41,205	16,462
Cash and cash equivalents at end of period	$36,904	$41,205